Exhibit 99

                             KEY ENERGY GROUP, INC.
                                TWO TOWER CENTER
                                   TENTH FLOOR
                            EAST BRUNSWICK, NY 08816
                            Telephone (908) 247-4822
                               Fax (908) 247-5148


                                                         September 16, 1996



BY FACSIMILE AND FEDERAL EXPRESS

Key Energy Group, Inc. Debentureholders
c/o American Stock Transfer and Trust Company
40 Wall Street, 46th Floor
New York, NY 10005
Attention: Executive Vice President

Copy to:

American Stock Transfer and Trust Company
6201 15th Avenue, 3rd Floor
Brooklyn, NY 11219
Attention: Herbert J. Lemmer

  RE: Indenture (the "Indenture") dated as of July 3, 1996, among, inter alia, Key Energy Group, Inc. (the "Company") and American Stock Transfer & Trust Company (the "Trustee")

Ladies and Gentlemen:

         Under the terms of the Indenture, the Company had an obligation to obtain the guarantee of the Company's Argentine joint venture subsidiary, Servicios WellTech, S.A., in which the Company owns a 63% interest. If the Company was unable to secure the guarantee by August 4, 1996, the Company agreed to automatically increase the interest rate of Convertible Subordinated Debentures Due 2003 (the "Debentures") to 7.5% per annum until such time that the guarantee can be obtained.

         After comprehensive discussions with its Argentine joint venture partners, the Company has concluded that it is in the best economic interest of the Company not to obtain the subsidiary guarantee, and therefore, the Company has increased the interest rate of the Debentures effective August 4, 1996, to 7.5% per annum.

         The Company is currently reviewing several business and economic alternatives pertaining to our 63% joint interest in Servicios WellTech, S.A. It is the Company's belief that issuance of the Servicios WellTech, S.A. guarantee to the debentureholders would negatively impact the Company's ability to achieve the maximum financial benefit for the Company, its debentureholders and its shareholders.

         Again, this letter serves to give notice that the interest rate on the Debentures has increased, effective August 4, 1996, to 7.5% per annum.

         If you have any questions or need further clarification, please contact the Trustee or the Company.

                                               KEY ENERGY GROUP, INC.


                                               /s/  Francis D. John
                                               Francis D. John
                                               Chairman & CEO








cc: The Depositary Trust Company